Exhibit 99.1

Investor Contact: Dave Crawford
Halyard Health, Inc.
470-448-5177
Dave.Crawford@HYH.com

Media Contact: Kristen Perry
MSLGROUP
781-684-0770
Corp_hyh@mslgroup.com
Halyard Health, Inc. Announces Year-End 2014 Results and 2015 Outlook

ALPHARETTA, Mar. 4, 2015/PRNewswire/ -- Halyard Health, Inc. (NYSE: HYH) today reported year-end 2014 results and provided its 2015 outlook and related key planning assumptions.

“This is an exciting time for Halyard Health as we report our fourth quarter results, our first as an independent company,” stated Robert Abernathy, Chairman and CEO. “We executed a smooth separation from Kimberly-Clark and I’m pleased with our early progress following the spin-off. We delivered sales growth and margin improvement in the fourth quarter while we remain focused on executing our plans to deliver strong returns to shareholders.”

Executive Summary

•	2014 fourth quarter net sales were $439 million. On a constant currency basis, net sales increased 3 percent in the period.

•
Net loss for the fourth quarter 2014 was $2.4 million compared to net income of $40 million in the fourth quarter of 2013. Fourth quarter adjusted net income was $74 million compared to adjusted net income of $44 million in the prior year.

•
The fourth quarter net loss resulted in diluted earnings per share of $(0.05), compared to $0.86 diluted earnings per share in the fourth quarter of 2013. Adjusted diluted earnings per share in the quarter were $1.59, compared to adjusted diluted earnings per share of $0.95 in the prior year.

•	Full-year net sales of $1.7 billion were even with the prior year. Net sales, on a constant currency basis, were also even.

•
Net income in 2014 was $27 million, compared to net income of $155 million in 2013. Full year 2014 adjusted net income was $191 million, compared to adjusted net income of $173 million in the prior year.

•
The 2014 net income resulted in diluted earnings per share of $0.58, compared to $3.32 of diluted earnings per share in 2013. Adjusted diluted earnings per share for the year were $4.11, compared to adjusted diluted earnings per share of $3.71 in the prior year.

•	2015 full-year adjusted diluted earnings per share are expected to be $2.30 to $2.50. The outlook reflects expectations that net sales will be even to up 2 percent, on a constant currency basis.

“Our fourth quarter and full-year results reflect the overall strength of our business. Our foundation is strong, our balance sheet and cash flow are healthy and we have plenty of flexibility to invest in future growth. We expect to build on our 2014 results, execute our post-spin strategy of investing for long-term growth and deliver on our mission to advance health and healthcare by preventing infection, eliminating pain and speeding recovery,” Abernathy added.

Exhibit 99.1

Fourth Quarter 2014 Operating Results

Net sales increased 2 percent to $439 million compared to $431 in the prior year, due to increased volume in facial protection, exam gloves and corporate sales to Kimberly-Clark Corporation. This growth was partially offset by unfavorable currency exchange rates and lower selling prices.

Operating profit was $24 million in the fourth quarter 2014 versus $58 million in 2013. On an adjusted basis, operating profit was $77 million compared to $65 million in the prior year. Adjusted results for 2014 exclude $30 million in pre-spin related charges, $15 million in post-spin related charges, and $8 million of intangible amortization expense.

Adjusted EBITDA for the fourth quarter, excluding pre- and post-spin related charges, depreciation and intangible asset amortization was $87 million compared to $74 million in the fourth quarter of 2013.

Fourth Quarter 2014 Business Segment Results

Surgical and Infection Prevention (S&IP)

S&IP net sales of $299 million increased 2 percent compared to the fourth quarter of 2013. On a constant currency basis, sales increased 4 percent. Performance was driven by increased volume in facial protection and exam gloves in all regions as customers responded to an earlier start of the cold and flu season as well as prepared for potential pandemics, while volume was down in surgical due to the loss of low-margin business in our Europe, Middle East and Africa region. Overall volume growth was partially offset by an unfavorable impact from currency exchange rates, and lower net selling prices in sterilization and exam gloves.

S&IP operating profit for the quarter was $48 million compared to $38 million in last year’s fourth quarter. The increase was driven by higher sales volume, manufacturing cost savings, and lower selling and general expenses due to a strategic headcount reduction at the end of 2013.

Medical Devices

Net sales of Medical Devices in the fourth quarter 2014 declined 3 percent to $128 million compared to the fourth quarter 2013. On a constant currency basis, sales declined 2 percent. Performance was impacted primarily by lower volume in surgical pain driven by competitive activity and unfavorable currency exchange rates.

Operating profit for Medical Devices was $28 million in 2014 compared to $22 million in the prior year. The increase was driven by lower operating expenses as a result of reduced administrative and selling expenses.

Full-Year 2014 Results

Full-year 2014 net sales of $1.7 billion were even compared to 2013. On a constant currency basis, net sales were also even.
Operating profit was $94 million in 2014 versus $225 million in 2013. On an adjusted basis, 2014 operating profit was $288 million, up 13 percent compared to adjusted operating profit of $255 million in the prior year.

Adjusted EBITDA for 2014, excluding pre- and post-spin related charges, depreciation and intangible asset amortization was $326 million compared to $295 million in 2013.

The company’s 2014 tax rate was primarily impacted by foreign cash repatriation and non-deductible transaction costs associated with the spin-off from Kimberly-Clark. For the year, the tax rate was 70.3 percent, and 113.3 percent for the fourth quarter, compared to 32.1 percent and 32.0 percent in the prior year periods. The full-year

Exhibit 99.1

adjusted effective tax rate, which excludes the effect of the previously mentioned adjustments to earnings per share, was 32.8 percent and (3.9) percent for the quarter, compared to the 2013 tax rates of 32.9 percent and 32.7 percent.

Full-Year 2014 Business Segment Results

Surgical and Infection Prevention

S&IP net sales decreased 1 percent to $1,139 million, compared to net sales of $1,153 million a year ago. On a constant currency basis, net sales were even. Volume increased overall during the year with gains in facial protection, sterilization and surgical partially offset by a decline in volume in exam gloves and apparel. Countering volume growth was a decline in selling prices for the year across the majority of our categories. Finally, currency was a drag on net sales due to weakening in the Australian dollar, Japanese yen and Canadian dollar.

S&IP operating profit was $166 million compared to $151 million in 2013, driven by manufacturing cost savings and reduced operating expenses, primarily due to a strategic headcount reduction at the end of 2013.

Medical Devices

Net sales of Medical Devices in 2014 increased 1 percent to $502 million compared to $499 million in 2013. On a constant currency basis, sales increased 1 percent. Volume grew in digestive health, respiratory health and interventional pain, while down in surgical pain due to competitive activity. Selling prices were slightly lower in digestive and respiratory health in North America and in Europe, Middle East and Africa as a result of efforts to speed growth of our surgical pain category. Finally currency was unfavorable due to a weakening in the Australian dollar and Japanese yen.

Operating profit was $105 million compared to $86 million in 2013. The increase was driven by lower operating expenses primarily related to lower administrative and selling expenses.

Cash Flow and Balance Sheet

Cash from operations less capital expenditures, or free cash flow, for the fourth quarter was $22 million compared to $66 million a year ago. For the year, free cash flow was $69 million compared to $175 million in the prior year. The decrease was driven by transaction costs associated with executing the spin-off from Kimberly-Clark as well as post-spin transition costs. At year-end 2014, the company’s cash balance was $149 million.

Capital spending for the fourth quarter was $18 million compared to $11 million in 2013, while full-year 2014 capital spending totaled $79 million compared to $49 million in the prior year. The increase for the quarter and for the full-year spending was related to the spin-off from Kimberly-Clark.

Prior to the spin-off, Halyard Health borrowed $640 million, consisting of a $390 million secured term loan and $250 million in unsecured notes. Proceeds from the term loan and unsecured notes, along with cash on hand, were used to fund a cash distribution of $680 million to Kimberly-Clark immediately prior to the spin-off. Total debt at the end of 2014 was $636 million, consisting of a secured term loan and unsecured notes, compared to total debt of $12 million at the end of 2013, which consisted primarily of intercompany debt.

2015 Outlook and Key Planning Assumptions

Based on current trends, the company expects net sales growth, on a constant currency basis, to be even to up 2 percent in 2015 compared to 2014. Adjusted earnings per diluted share including the after-tax intangible amortization expense of approximately $0.34 per share, are anticipated to be in the range of $2.30 to $2.50 for the full year. This outlook reflects certain key assumptions, which are listed below:

•	S&IP net sales, on a constant currency basis, are expected to range from a decline of 1 percent to even.

•	Medical Devices net sales, on a constant currency basis, are expected to increase 2 to 4 percent.

Exhibit 99.1

•	We expect a negative foreign currency translation impact to net sales of 2.5 to 3.5 percent compared to the prior year. Currency will negatively impact operating profit $10 to $15 million.

•
Deflation in key cost inputs of $25 to $30 million. The company anticipates costs of oil-based commodities, primarily nitrile and polymer to be down year-over-year, although less than the anticipated decline in oil prices.

•	Research and development investment is expected to range from $30 to $35 million, to support the company’s focus on product innovation.

•	Spin-off related transitional costs are expected to be $45 to $55 million in 2015.The adjusted effective tax rate is anticipated to be between 37.0 and 39.0 percent.

•	Capital spending of $55 to $60 million, which is slightly above the company’s long-range target of approximately 3 percent of net sales.

•	Share repurchases to offset potential dilution from equity awards are expected to total $30 to $35 million, subject to market conditions and board approval.

Non-GAAP Financial Measures

This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Net sales on a constant currency basis

•	Adjusted net income

•	Adjusted diluted earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate

•	Adjusted EBITDA

•	Free cash flow

These non-GAAP financial measures exclude the following items, as applicable, for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	Transaction costs relating to the spin-off from Kimberly-Clark, including legal, accounting, tax and other professional fees.

•
Transition costs relating to the separation from Kimberly-Clark which includes costs to establish Halyard Health’s capabilities as a stand-alone entity. These costs are related primarily to the transition services the company expects to receive from Kimberly-Clark as well as the rebranding and other supply chain transition costs, and will continue through 2016.

•	Manufacturing strategic charges relating to exiting one of the disposable glove facilities in Thailand and outsourcing the related production.

•	Expenses associated with the amortization of intangible assets associated with prior business acquisitions.

•	The positive or negative effect of changes in currency exchange rates during the year.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use net sales on a constant currency basis, adjusted net income, adjusted diluted earnings per share, adjusted operating profit, adjusted EBITDA, and free cash flow to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

Additionally, the Compensation Committee of the company's Board of Directors will use certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's net sales on a constant currency basis, adjusted diluted earnings per share and adjusted

Exhibit 99.1

EBITDA which will be determined by excluding certain items that are used in calculating these non-GAAP financial measures.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the attached financial tables.

Conference Call

Halyard Health Inc. will host a conference call today at 9 a.m. E S T.  The conference call can be accessed live over the Internet at https://halyardhealth.investorroom.com  or via telephone by dialing 877.870.4263 in the United States.   A replay of the call will be available at noon E S T today by calling 877.344.7529 in the United States and entering passcode 10060853. A webcast of the call will also be archived in the Investors section on the Halyard website.

About Halyard Health

Halyard Health (NYSE: HYH) is a medical technology company focused on preventing infection, eliminating pain and speeding recovery for healthcare providers and their patients. Headquartered in Alpharetta, Georgia, Halyard is committed to addressing some of today’s most important healthcare needs, such as preventing healthcare-associated infections and reducing the use of narcotics while helping patients move from surgery to recovery. Halyard’s business segments - Surgical and Infection Prevention (S&IP) and Medical Devices - develop, manufacture and market clinically superior solutions that improve medical outcomes and business performance in more than 100 countries. For more information, visit www.halyardhealth.com.

Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “ estimate”, “anticipate”, “plan”, or “continue” and similar expressions, among others. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our Form 10 and Quarterly Reports on Form 10-Q.

Exhibit 99.1

HALYARD HEALTH, INC.
CONSOLIDATED AND COMBINED INCOME STATEMENT
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,
	2014	2013	Change
Net Sales	$439.4	$431.3	1.9%
Cost of products sold	282.9	276.0	2.5
Gross Profit	156.5	155.3	0.8
Research and development expenses	7.5	13.7	(45.3)
Selling and general expenses	126.4	84.5	49.6
Other income, net	(1.4)	(0.5)	N.M.
Operating Profit	24.0	57.6	(58.3)
Interest income	—	0.9	(100.0)
Interest expense	(5.9)	—	N.M.
Income Before Income Taxes	18.1	58.5	(69.1)
Provision for income taxes	(20.5)	(18.7)	9.6
Net (Loss) Income	$(2.4)	$39.8	N.M.

Interest expense (income), net	5.9	(0.9)	N.M.
Provision for income taxes	20.5	18.7	9.6
Depreciation and amortization	23.8	16.6	43.4
EBITDA	47.8	74.2	(35.6)%

Per Share Basis
Basic	$(0.05)	$0.86	N.M.
Diluted	$(0.05)	$0.86	N.M.

Common Shares Outstanding (in thousands)	As of December 31,
	2014	2013
Basic	46,536	46,536
Diluted	46,549	46,536
N.M. - not meaningful

Exhibit 99.1

HALYARD HEALTH, INC.
CONSOLIDATED AND COMBINED INCOME STATEMENT
(2014 data is unaudited)
(in millions, except per share amounts)

	Year Ended December 31,
	2014	2013	Change
Net Sales	$1,672.1	$1,677.5	(0.3)%
Cost of products sold	1,123.5	1,065.3	5.5
Gross Profit	548.6	612.2	(10.4)
Research and development expenses	33.6	37.9	(11.3)
Selling and general expenses	424.5	351.4	20.8
Other income, net	(3.8)	(2.4)	58.3
Operating Profit	94.3	225.3	(58.1)
Interest income	2.9	2.6	11.5
Interest expense	(6.0)	(0.1)	N.M.
Income Before Income Taxes	91.2	227.8	(60.0)
Provision for income taxes	(64.1)	(73.2)	(12.4)
Net Income	$27.1	$154.6	(82.5)%

Interest expense (income), net	3.1	(2.5)	N.M.
Provision for income taxes	64.1	73.2	(12.4)
Depreciation and amortization	85.4	69.2	23.4
EBITDA	179.7	294.5	(39.0)%

Per Share Basis
Basic	$0.58	$3.32	(82.5)%
Diluted	$0.58	$3.32	(82.5)%

Common Shares Outstanding (in thousands)	As of December 31,
	2014	2013
Basic	46,536	46,536
Diluted	46,538	46,536
N.M. - not meaningful

Exhibit 99.1

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per-share amounts)

	Three Months Ended December 31, 2014
		Pre Spin-off		Post Spin-off
	As Reported	Manufacturing Strategic Changes	Spin-off- Related Transaction Charges	Manufacturing Strategic Changes	Transition Related Charges	Amortization	As Adjusted Non-GAAP
Cost of products sold	$282.9	$(2.3)	$(0.4)	$(2.8)	$(0.8)	$(0.9)	$275.7
Gross profit	156.5	2.3	0.4	2.8	0.8	0.9	163.7
Research and development	7.5	—	—	—	—	—	7.5
Selling and general expenses	126.4	—	(27.4)	—	(11.4)	(7.1)	80.5
Operating profit	24.0	2.3	27.8	2.8	12.2	8.0	77.1
Income before income taxes	18.1	2.3	27.8	2.8	12.2	8.0	71.2
Income tax provision	(20.5)	10.0	21.7	(0.6)	(4.7)	(3.1)	2.8
Effective tax rate	113.3%						(3.9)%
Net (loss) income	$(2.4)	$12.3	$49.5	$2.2	$7.5	$4.9	$74.0

Adjusted diluted EPS	$(0.05)	$0.26	$1.06	$0.05	$0.16	$0.11	$1.59

	Three Months Ended December 31, 2013
		Pre Spin-off		Post Spin-off
	As Reported	Manufacturing Strategic Changes	Spin-off- Related Transaction Charges	Manufacturing Strategic Changes	Transition Related Charges	Amortization	As Adjusted Non-GAAP
Cost of products sold	$276.0	$—	$—	$—	$—	$(0.8)	$275.2
Gross profit	155.3	—	—	—	—	0.8	156.1
Research and development	13.7	—	—	—	—	—	13.7
Selling and general expenses	84.5	—	—	—	—	(6.4)	78.1
Operating profit	57.6	—	—	—	—	7.2	64.8
Income before income taxes	58.5	—	—	—	—	7.2	65.7
Income tax provision	(18.7)	—	—	—	—	(2.8)	(21.5)
Effective tax rate	32.0%						32.7%
Net (loss) income	$39.8	$—	$—	$—	$—	$4.4	$44.2

Adjusted diluted EPS	$0.86	$—	$—	$—	$—	$0.09	$0.95

Exhibit 99.1

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per-share amounts)

	Year Ended December 31, 2014
		Pre Spin-off		Post Spin-off
	As Reported	Manufacturing Strategic Changes	Spin-off- Related Transaction Charges	Manufacturing Strategic Changes	Transition Related Charges	Amortization	As Adjusted Non-GAAP
Cost of products sold	$1,123.5	$(57.0)	$(4.5)	$(2.8)	$(0.8)	$(3.6)	$1,054.8
Gross profit	548.6	57.0	4.5	2.8	0.8	3.6	617.3
Research and development	33.6	—	(0.1)	—	—	—	33.5
Selling and general expenses	424.5	—	(84.4)	—	(11.4)	(28.6)	300.1
Operating profit	94.3	57.0	89.0	2.8	12.2	32.2	287.5
Income before income taxes	91.2	57.0	89.0	2.8	12.2	32.2	284.4
Income tax provision	(64.1)	(10.5)	(1.0)	(0.6)	(4.7)	(12.4)	(93.3)
Effective tax rate	70.3%						32.8%
Net (loss) income	$27.1	$46.5	$88.0	$2.2	$7.5	$19.8	$191.1

Adjusted diluted EPS	$0.58	$1.00	$1.89	$0.05	$0.16	$0.43	$4.11

	Year Ended December 31, 2013
		Pre Spin-off		Post Spin-off
	As Reported	Manufacturing Strategic Changes	Spin-off- Related Transaction Charges	Manufacturing Strategic Changes	Transition Related Charges	Amortization	As Adjusted Non-GAAP
Cost of products sold	$1,065.3	$—	$—	$—	$—	$(3.5)	$1,061.8
Gross profit	612.2	—	—	—	—	3.5	615.7
Research and development	37.9	—	—	—	—	—	37.9
Selling and general expenses	351.4	—	—	—	—	(25.8)	325.6
Operating profit	225.3	—	—	—	—	29.3	254.6
Income before income taxes	227.8	—	—	—	—	29.3	257.1
Income tax provision	(73.2)	—	—	—	—	(11.3)	(84.5)
Effective tax rate	32.1%						32.9%
Net (loss) income	$154.6	$—	$—	$—	$—	$18.0	$172.6

Adjusted diluted EPS	$3.32	$—	$—	$—	$—	$0.39	$3.71

Exhibit 99.1

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions)

	Three Months Ended December 31, 2014
		Pre Spin-off		Post Spin-off
	As Reported	Manufacturing Strategic Changes	Spin-off- Related Charges	Manufacturing Strategic Changes	Transition-Related Charges	Adjusted	Prior Year(a)
Net Income	$(2.4)	$12.3	$49.5	$2.2	$7.5	$69.1	$39.8
Interest income/expense, net	5.9	—	—	—	—	5.9	(0.9)
Income tax provision	20.5	(10.0)	(21.7)	0.6	4.7	(5.9)	18.7
Depreciation and amortization	23.8	(2.3)	—	(3.2)	(0.5)	17.8	16.6
EBITDA	$47.8	$—	$27.8	$(0.4)	$11.7	$86.9	$74.2

	Year Ended December 31, 2014
		Pre Spin-off		Post Spin-off
	As Reported	Manufacturing Strategic Changes	Spin-off- Related Charges	Manufacturing Strategic Changes	Transition-Related Charges	Adjusted	Prior Year(a)
Net Income	$27.1	$46.5	$88.0	$2.2	$7.5	$171.3	$154.6
Interest income/expense, net	3.1	—	—	—	—	3.1	(2.5)
Income tax provision	64.1	10.5	1.0	0.6	4.7	80.9	73.2
Depreciation and amortization	85.4	(9.7)	(1.1)	(3.2)	(0.5)	70.9	69.2
EBITDA	$179.7	$47.3	$87.9	$(0.4)	$11.7	$326.2	$294.5
_______________________
(a) No adjustments for unusual items were necessary for comparability in 2013.

2015 OUTLOOK
(unaudited)

	Estimated Range
Adjusted earnings per share	$2.30	to	$2.50
Post-spin transition related charges	$(0.69)	to	$(0.57)
Amortization	$(0.34)		$(0.34)
Earnings per share (GAAP)	$1.27	to	$1.59

Exhibit 99.1

HALYARD HEALTH, INC.
CONSOLIDATED AND COMBINED BALANCE SHEET
(2014 data unaudited)
(in millions)

	As of December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$149.0	$44.1
Accounts receivable, net	233.9	203.3
Inventories	283.1	285.6
Prepaid and other current assets	16.8	6.5
Current deferred income taxes	2.1	45.6
Total Current Assets	684.9	585.1
Property, Plant and Equipment, net	277.8	324.9
Assets Held for Sale	2.6	—
Goodwill	1,426.1	1,430.1
Other Intangible Assets, net	108.3	141.2
Other Assets	27.9	2.7
TOTAL ASSETS	$2,527.6	$2,484.0

LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$3.9	$2.8
Related party debt	—	9.1
Trade accounts payable	168.7	118.5
Accrued expenses	183.4	180.0
Total Current Liabilities	356.0	310.4
Long-Term Debt	632.3	—
Other Long-Term Liabilities	48.1	94.5
Total Liabilities	1,036.4	404.9

Stockholders’ Equity
Common stock	0.5	—
Additional paid-in capital	1,502.5	—
Kimberly-Clark’s net investment	—	2,098.7
Retained earnings	7.3	—
Accumulated other comprehensive loss	(19.1)	(19.6)
Total Stockholders’ Equity	1,491.2	2,079.1
TOTAL LIABILITIES AND EQUITY	$2,527.6	$2,484.0

Exhibit 99.1

HALYARD HEALTH, INC.
CONSOLIDATED AND COMBINED CASH FLOW STATEMENT
(unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating Activities
Net income	$(2.4)	$39.8	$27.1	$154.6
Depreciation and amortization	23.8	16.6	85.4	69.2
Deferred income taxes	(21.1)	(0.2)	(35.0)	(0.9)
Asset impairment	—	—	41.9	—
Net losses on asset dispositions	3.2	1.8	6.7	3.4
Other	6.1	6.1	9.0	9.4
Changes in operating assets and liabilities	31.0	12.6	12.8	(11.9)
Cash Provided by Operating Activities	40.6	76.7	147.9	223.8
Investing Activities
Capital expenditures	(18.1)	(11.1)	(78.5)	(49.0)
Cash outflows for acquisitions	—	—	—	(2.2)
Deposit received on pending sale of assets	7.8	—	7.8	—
Other	—	0.3	—	0.3
Cash Used in Investing Activities	(10.3)	(10.8)	(70.7)	(50.9)
Financing Activities
Debt proceeds	636.1	4.0	638.0	4.0
Debt issuance costs	(11.8)	—	(11.8)	—
Debt repayments	(10.9)	(15.2)	(13.8)	(67.9)
Spin-off cash distribution to Kimberly-Clark	(680.0)	—	(680.0)	—
Net transfers from (to) Kimberly-Clark	128.1	(57.1)	93.3	(119.3)
Other	0.1	0.8	3.5	3.2
Cash Provided by (Used in) Financing Activities	61.6	(67.5)	29.2	(180.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.3)	1.7	(1.5)	3.3
Increase (Decrease) in Cash and Cash Equivalents	90.6	0.1	104.9	(3.8)
Cash and Cash Equivalents - Beginning of Period	58.4	44.0	44.1	47.9
Cash and Cash Equivalents - End of Year	$149.0	$44.1	$149.0	$44.1

Exhibit 99.1

HALYARD HEALTH, INC.
SELECTED BUSINESS SEGMENT DATA
(unaudited)
(in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	Change	2014	2013	Change
NET SALES
S&IP	$299.1	$293.0	2.1%	$1,139.3	$1,153.1	(1.2)%
Medical Devices	128.2	132.2	(3.0)	501.7	499.0	0.5
Corporate and Other(a)	12.1	6.1	N.M.	31.1	25.4	N.M.
TOTAL NET SALES	$439.4	$431.3	1.9%	$1,672.1	$1,677.5	(0.3)%

OPERATING PROFIT
S&IP(b)	$48.2	$38.2	26.2%	$166.3	$151.2	10.0%
Medical Devices(c)	28.0	22.2	26.1	104.6	85.6	22.2
Corporate and Other(d)	(53.6)	(3.3)	N.M.	(180.4)	(13.9)	N.M.
Other income, net	1.4	0.5	N.M.	3.8	2.4	N.M.
TOTAL OPERATING PROFIT	$24.0	$57.6	(58.3)%	$94.3	$225.3	(58.1)%
_________________________________
(a) Corporate and Other net sales includes sales of non-healthcare products to Kimberly-Clark.
(b) S&IP operating profit includes $0.2 million and $0.8 million of amortization expense for the quarter and year ended December 31, 2014, respectively, compared to $0.2 million and $0.8 million for the quarter and year ended December 31, 2013, respectively.
(c) Medical Devices operating profit includes $8 million and $31 million of amortization expense for the quarter and year ended December 31, 2014, respectively, compared to $7 million and $29 million for the quarter and year ended December 31, 2013, respectively.
(d) Corporate and Other for the three months and year ended December 31, 2014 includes $5 million and $60 million, respectively, associated with the disposal of one of our disposable glove facilities in Thailand and $28 million and $89 million, respectively, of transaction costs associated with our spin-off from the Kimberly-Clark Corporation, and $12 million of post spin-off transition costs.
N.M. - not meaningful

.

Exhibit 99.1

HALYARD HEALTH, INC.
SELECTED BUSINESS SEGMENT DATA
(unaudited)

Percentage Change - Net Sales vs. Prior Year	Three Months Ended December 31, 2014
	Total	Volume	Pricing / Mix	Currency	Other(a)
Consolidated	2%	4%	(1)%	(2)%	1%
S&IP	2	5	(1)	(2)	—
Medical Devices	(3)	(1)	(1)	(1)	—

	Year Ended December 31, 2014
	Total	Volume	Pricing / Mix	Currency	Other(a)
Consolidated	—%	2%	(1)%	(1)%	—%
S&IP	(1)	1	(1)	(1)	—
Medical Devices	1	2	(1)	—	—
________________________________
(a) Other includes rounding.